Exhibit 99.1

NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7004

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2012

SECOND QUARTER AND SIX MONTH RESULTS

ATLANTA, Georgia (February 16, 2012)—SunLink Health Systems, Inc. (NYSE Amex Equities: SSY) today announced a loss from continuing operations for its second fiscal quarter ended December 31, 2011 of $1,586,000, or a loss of $0.17 per fully diluted share, compared to a loss from continuing operations of $2,100,000, or a loss of $0.26 per fully diluted share for the quarter ended December 31, 2010. For the six month period ended December 31, 2011 the company reported a loss from continuing operations of $1,891,000, or a loss of $0.20 per fully diluted share, compared to a loss from continuing operations of $4,364,000, or $0.54 loss per fully diluted share, for the six months ended December 31, 2010.

SunLink reported a net loss of $1,600,000, or a loss of $0.17 per fully diluted share for the quarter ended December 31, 2011, compared to a net loss of $1,765,000, or a loss of $0.22 per fully diluted share, for the comparable quarter a year ago. For the six month period ended December 31, 2011 the company reported a net loss of $1,918,000, or a loss of $0.21 per fully diluted share, compared to a net loss of $4,534,000, or a loss of $0.56 per fully diluted share in the comparable period last year.

Consolidated net revenues from continuing operations for the quarters ended December 31, 2011 and 2010 were $41,231,000 and $45,053,000, respectively, a decrease of 8.5% in the current year’s quarter. The Healthcare Facilities Segment net revenues in the current quarter of $30,559,000 decreased $3,010,000, or 9.0%, compared to $33,569,000 from the prior year. The Specialty Pharmacy Segment revenues of $10,672,000 in the quarter ended December 31, 2011 decreased 7.1% from the prior year. Consolidated net revenues from continuing operations for the six months ended December 31, 2011 decreased by 1.9% to $84,284,000 compared to $85,919,000 in the comparable period a year ago. The Healthcare Facilities Segment had net revenues in the six months ended December 31, 2011 of $65,857,000 compared to $65,534,000 last year. The Specialty Pharmacy Segment had $18,427,000 of net revenue for the six months ended December 31, 2011 compared to $20,385,000 in the comparable period a year ago.

The company had an operating loss for the quarter ended December 31, 2011 of $1,347,000, compared to operating profit for the quarter ended December 31, 2010 of $169,000. For the six months ended December 31, 2011, the company had an operating loss of $536,000 compared to an operating loss of $1,941,000 for the comparable prior year period. Adjusted EBITDA (a non-GAAP measure of liquidity of the company) for SunLink’s Healthcare Facilities Segment in the fiscal quarter ended December 31, 2011 decreased to $822,000 from $2,860,000 in the comparable quarter a year ago. Adjusted EBITDA for SunLink’s Specialty Pharmacy Segment was $285,000 in the second fiscal quarter compared to Adjusted EBITDA of $386,000 in the comparable quarter a year ago. Consolidated EBITDA for the second fiscal quarter was an

EBITDA loss of $23,000 compared to EBIDTA of $1,716,000 for the comparable quarter a year ago. For the six months ended December 31, 2011, EBITDA was $2,092,000 compared to $1,199,000 for the six months ended December 31, 2010. Adjusted EBITDA for SunLink’s Healthcare Facilities Segment in the six months ended December 31, 2011 increased to $4,081, 000 from $3,318,000 in the comparable prior year period. Adjusted EBITDA for SunLink’s Specialty Pharmacy Segment was $239,000 in the six month period ended December 31, 2011 compared to Adjusted EBITDA of $569,000 in the comparable prior year period.

Salaries, wages and benefits increased as a percentage of net revenue for the three months ended December 31, 2011 due to increased employee medical claims and the overall decrease in net patient revenues for the three and six months ended December 31, 2011. For the three and six months ended December 31, 2011, employee medical claims expense increased $529,000 and $786,000, respectively, as compared to the three and six months ended December 31, 2010.

Interest expense for the quarter ended December 31, 2011 was $1,035,000, a decrease of $2,194,000 from $3,229,000 for the quarter ended December 31, 2010. For the six months ended December 31, 2011, interest expense was $2,346,000, a decrease of $1,731,000 from $4,077,000 in the comparable prior year period. This decrease for both periods is due to a July 2011 $8,000,000 prepayment on the term loan of SunLink’s existing credit agreement resulting in reduced interest expense which was partially offset by an increase in interest rates.

SUNLINK HEALTH SYSTEMS, INC. FISCAL 2012 SECOND QUARTER CONFERENCE CALL scheduled for February 22, 2012 at 11:00 AM (EST).

The dial in number for the conference call is 1-800-894-5910

A replay of the taped conference call will be available approximately one hour after the conclusion of the conference call. To listen to the replay, dial 800-723-0520.

SunLink Health Systems, Inc. currently operates six community hospitals, three nursing homes and one home care business in the Southeast and Midwest and its specialty pharmacy business, SunLink ScriptsRx, in Louisiana. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2011 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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Adjusted earnings before income taxes, interest, depreciation and amortization

Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) represent the sum of income before income taxes, interest, depreciation and amortization. We understand that certain industry analysts and investors generally consider EBITDA to be one measure of the liquidity of the company, and it is presented to assist analysts and investors in analyzing the ability of the company to generate cash, service debt and meet capital requirements. We believe increased EBITDA is an indicator of improved ability to service existing debt and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as a measure of operating performance or to cash liquidity. Because EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other corporations. Net cash provided by (used in) operations for the three and six months ended December 31, 2011 and 2010, respectively, is shown below. Healthcare Facilities Adjusted EBITDA and Specialty Pharmacy Adjusted EBITDA is the EBITDA for those facilities without any allocation of corporate overhead, impairment charges and gains on sale of businesses.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Healthcare Facilties Adjusted EBITDA	$822	$2,860	$4,081	$3,318
Specialty Pharmacy Adjusted EBITDA	285	386	239	569
Corporate overhead costs	(1,130)	(1,533)	(2,228)	(2,689)
Taxes and interest expense	(230)	(2,440)	(1,338)	(2,402)
Other non-cash expenses and net change in operating assets and liabilities	567	(1,614)	(1,789)	(156)

Net cash provided by operations	$314	$(2,341)	$(1,035)	$(1,360)

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2012 SECOND QUARTER AND SIX

MONTH RESULTS

Amounts in 000’s, except per share and volume amounts

CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended December 31,				Six Months Ended December 31,
	2011		2010		2011		2010
		% of Net		% of Net		% of Net		% of Net
	Amount	Revenues	Amount	Revenues	Amount	Revenues	Amount	Revenues
Net Revenues	$41,231	100.0%	$45,053	100.0%	$84,284	100.0%	$85,919	100.0%
Costs and Expenses:
Cost of goods sold	7,807	18.9%	8,443	18.7%	12,741	15.1%	14,251	16.6%
Salaries, wages and benefits	18,157	44.0%	18,116	40.2%	36,392	43.2%	35,906	41.8%
Provision for bad debts	3,645	8.8%	4,398	9.8%	9,121	10.8%	9,539	11.1%
Supplies	2,860	6.9%	3,316	7.4%	5,922	7.0%	6,649	7.7%
Purchased services	2,547	6.2%	2,835	6.3%	5,344	6.3%	5,689	6.6%
Other operating expenses	5,466	13.3%	5,453	12.1%	11,106	13.2%	11,143	13.0%
Rents and leases	772	1.9%	776	1.7%	1,566	1.9%	1,543	1.8%
Depreciation and amortization	1,324	3.2%	1,547	3.4%	2,628	3.1%	3,140	3.7%

Operating Profit (Loss)	(1,347)	-3.3%	169	0.4%	(536)	-0.6%	(1,941)	-2.3%

Interest Expense	(1,035)	-2.5%	(3,229)	-7.2%	(2,346)	-2.8%	(4,077)	-4.7%
Interest Income	—	0.0%	1	0.0%	2	0.0%	2	0.0%

Loss from Continuing Operations before
Income Taxes	(2,382)	-5.8%	(3,059)	-6.8%	(2,880)	-3.4%	(6,016)	-7.0%
Income Tax Expense	(796)	-1.9%	(959)	-2.1%	(989)	-1.2%	(1,652)	-1.9%

Loss from Continuing Operations	(1,586)	-3.8%	(2,100)	-4.7%	(1,891)	-2.2%	(4,364)	-5.1%
Earnings (Loss) from Discontinued Operations, net of income taxes	(14)	0.0%	335	0.7%	(27)	0.0%	(170)	-0.2%

Net Loss	$(1,600)	-3.9%	$(1,765)	-3.9%	$(1,918)	-2.3%	$(4,534)	-10.1%

Loss Per Share from Continuing Operations:
Basic	$(0.17)		$(0.26)		$(0.20)		$(0.54)

Diluted	$(0.17)		$(0.26)		$(0.20)		$(0.54)

Earnings (Loss) Per Share from Discontinued Operations:
Basic	$(0.00)		$0.04		$(0.00)		$(0.02)

Diluted	$(0.00)		$0.04		$(0.00)		$(0.02)

Net Loss Per Share:
Basic	$(0.17)		$(0.22)		$(0.21)		$(0.56)

Diluted	$(0.17)		$(0.22)		$(0.21)		$(0.56)

Weighted Average Common Shares Outstanding:
Basic	9,448		8,082		9,253		8,081

Diluted	9,448		8,082		9,253		8,081

HEALTHCARE FACILITIES VOLUME STATISTICS

Admissions	1,383		1,493		2,824		2,993
Equivalent Admissions	4,794		4,540		9,659		9,385
Surgeries	595		682		1,210		1,389
Net revenue per equivalent admission	$6,350		$7,394		$6,484		$6,983

SUMMARY BALANCE SHEETS	December 31, 2011	June 30, 2011
ASSETS
Cash and Cash Equivalents	$519	$7,250
Accounts Receivable—net	16,113	16,302
Other Current Assets	17,285	17,519
Property Plant and Equipment, net	36,901	38,519
Long-term Assets	11,019	9,946

	$81,837	$89,536

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$24,131	$23,650
Long-term Debt and Other Noncurrent Liabilities	25,793	34,430
Shareholders’ Equity	31,913	31,456

	$81,837	$89,536